EXHIBIT 99.1

Media Contact: Marissa Travaline 609.561.9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell 609.561.9000 ext. 7027 dfidell@sjindustries.

FOR IMMEDIATE RELEASE

Cielo Hernandez Appointed Senior Vice President and Chief Financial Officer, SJI

FOLSOM, N.J. -  January 14, 2018 – SJI (NYSE: SJI) announced today that Cielo Hernandez joined SJI in the role of senior vice president and chief financial officer, effective January 14. In her new role, Hernandez will be responsible for maintaining the organization’s fiscal strength, enabling profitable operation through effective strategic planning and oversight of financial activities.

“SJI is thrilled to have a proven leader like Cielo join our team,” said Mike Renna, president and chief executive officer, SJI. “She brings not only strong technical expertise but an impressive track record of partnering with business units to drive operational excellence and profitability. Her leadership and principled approach will be integral to our business transformation efforts as we continue to drive growth through our regulated businesses.”

Hernandez joins SJI from A.P. Moeller Maersk Line A/S where she served as vice president and chief financial officer for the region of North America.

“I’m truly excited to begin my work with SJI and look forward to working with the executive team to continue delivering value for our shareholders,” added Hernandez. “I am confident that my leadership style and extensive experience in guiding the strategic and financial activities of a number of large and global enterprises will help drive the long-term success of SJI.”

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 681,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.